Exhibit 99.5

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On November 6, 2012, United States Cellular Corporation (“U.S. Cellular”), a subsidiary of Telephone and Data Systems, Inc. (“TDS”), entered into a Purchase and Sale Agreement with subsidiaries of Sprint Nextel Corporation (“Sprint”). Pursuant to the Purchase and Sale Agreement, on May 16, 2013, U.S. Cellular transferred customers and certain PCS license spectrum to Sprint in U.S. Cellular's Chicago, central Illinois, St. Louis and certain Indiana/Michigan/Ohio markets (“Divestiture Markets”) in consideration for $480 million in cash. The Purchase and Sale Agreement also contemplated certain other agreements, together with the Purchase and Sale Agreement collectively referred to as the “Divestiture Transaction.”

U.S. Cellular retained other assets and liabilities related to the Divestiture Markets, including network assets, retail stores and related equipment, and other buildings and facilities. The transaction did not affect spectrum licenses held by U.S. Cellular or variable interest entities (“VIEs”) that were not used in the operations of the Divestiture Markets. Pursuant to the Purchase and Sale Agreement, U.S. Cellular and Sprint also entered into certain other agreements, including customer and network transition services agreements, which require U.S. Cellular to provide customer, billing and network services to Sprint for a period of up to 24 months after the May 16, 2013 closing date. Sprint will reimburse U.S. Cellular for providing such services at an amount equal to U.S. Cellular's estimated costs, including applicable overhead allocations. In addition, these agreements require Sprint to reimburse U.S. Cellular up to $200 million (the “Sprint Cost Reimbursement”) for certain network decommissioning costs, network site lease rent and termination costs, network access termination costs, and employee termination benefits for specified engineering employees.

On April 3, 2013, U.S. Cellular entered into an agreement relating to the Partnerships (as defined below) with Cellco Partnership d/b/a Verizon Wireless (“Verizon Wireless”).  U.S. Cellular holds a 60.00% interest in St. Lawrence Seaway RSA Cellular Partnership (“NY1”) and a 57.14% interest in New York RSA 2 Cellular Partnership (“NY2” and, together with NY1, the “Partnerships”).  The remaining interests are held by Verizon Wireless.  The Partnerships are operated by Verizon Wireless under the Verizon Wireless brand.  Prior to April 3, 2013, because U.S. Cellular owns a greater than 50% interest in each of these Partnerships and based on U.S. Cellular’s rights under the Partnership Agreements, TDS consolidated the financial results of these Partnerships in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The agreement amends the Partnership Agreements in several ways which provide Verizon Wireless with substantive participating rights that allow Verizon Wireless to make decisions that are in the ordinary course of business of the Partnerships and which are significant to directing and executing the activities of the business.   Accordingly, as required by GAAP, TDS deconsolidated the Partnerships effective as of April 3, 2013 and thereafter reported them as equity method investments in its consolidated financial statements (the “Deconsolidation”).

The unaudited pro forma financial information is based on financial statements prepared in accordance with GAAP.  In addition, the unaudited pro forma financial information is based upon available information and assumptions that TDS considers to be reasonable; such assumptions have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the Securities and Exchange Commission (“SEC”).

The unaudited pro forma financial information is based on various assumptions. The actual results reported by TDS in periods following the Divestiture Transaction and the Deconsolidation may differ significantly from those reflected in this unaudited pro forma financial information.  As a result, the unaudited pro forma financial information does not purport to project the future financial condition and results of operations of the consolidated company. The pro forma assumptions and adjustments are described in the accompanying schedules.  Pro forma adjustments are shown in the “Divestiture Markets” and “NY1 & NY2” columns and are those that are directly attributable to the transactions and are factually supportable.  The “Pro Forma” column reflects only amounts that are expected to have a continuing impact on the consolidated results. Pro forma adjustments do not include allocations of corporate costs, as those costs are not directly attributable to these transactions.

The unaudited pro forma financial information should be read together with TDS’ consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in TDS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on February 26, 2013, TDS’ Quarterly Report on Form 10-Q for the period ended March 31, 2013, which was filed with the SEC on May 3, 2013, TDS’ Quarterly Report on Form 10-Q for the period ended June 30, 2013, which was filed with the SEC on August 2, 2013, TDS’ Quarterly Report on Form 10-Q for the period ended September 30, 2013, which was filed with the SEC on November 1, 2013.

The unaudited pro forma Statement of Operations for the three months ended December 31, 2013 gives effect to the Divestiture Transaction as if that transaction had occurred at the beginning of the period.

Telephone and Data Systems, Inc. Pro Forma Statement of Operations (Unaudited)

		Less:

	As Reported	Divestiture Markets (1)	Pro Forma (1)
Three Months Ended December 31, 2013
(Dollars and shares in thousands, except per share amounts)
Operating revenues	$1,183,517	$686	$1,182,831

Operating expenses
Cost of services and products (excluding Depreciation, amortization and accretion expense reported below)	668,408	3,523	664,885
Selling, general and administrative	513,291	(444)	513,735
Depreciation, amortization and accretion	266,502	60,317	206,185
Loss on asset disposals, net	14,751	336	14,415
(Gain) loss on sale of business and other exit costs, net	(3,019)	(3,189)	170
(Gain) loss on license sales and exchanges	(255,479)	-	(255,479)
Total operating expenses	1,204,454	60,543	1,143,911

Operating income (loss)	(20,937)	(59,857)	38,920

Investment and other income (expense)
Equity in earnings of unconsolidated entities	32,411	-	32,411
Interest and dividend income	2,407	-	2,407
Gain on investments	29	-	29
Interest expense	(25,603)	(56)	(25,547)
Other, net	169	-	169
Total investment and other income (expense)	9,413	(56)	9,469

Income (loss) before income taxes	(11,524)	(59,913)	48,389
Income tax expense (benefit) (3)	(4,013)	(22,677)	18,664
Net income (loss)	(7,511)	(37,236)	29,725
Less: Net income (loss) attributable to noncontrolling interests, net of tax	(1,454)	-	(1,454)
Net income (loss) attributable to TDS shareholders	(6,057)	(37,236)	31,179
TDS Preferred dividend requirement	(12)	-	(12)
Net income (loss) available to common shareholders	$(6,069)	$(37,236)	$31,167

Basic weighted average shares outstanding	108,742		108,742
Basic earnings (loss) per share attributable to TDS shareholders	$(0.06)		$0.29

Diluted weighted average shares outstanding	108,742		109,992
Diluted earnings (loss) per share attributable to TDS shareholders	$(0.06)		$0.28

Dividends per share to TDS shareholders	$0.1275		$0.1275

The unaudited pro forma Statement of Operations for the year ended December 31, 2013 gives effect to the Divestiture Transaction and the NY1 & NY2 Deconsolidation as if those transactions had occurred at the beginning of the period.

Telephone and Data Systems, Inc. Pro Forma Statement of Operations (Unaudited)

		Less:

	As Reported	Divestiture Markets (1)	NY1 & NY2 (2)	Pro Forma (1)(2)
Year Ended December 31, 2013
(Dollars and shares in thousands, except per share amounts)
Operating revenues	$4,901,236	$146,848	$43,302	$4,711,086

Operating expenses
Cost of services and products (excluding Depreciation, amortization and accretion expense reported below)	2,225,316	47,545	17,147	2,160,624
Selling, general and administrative	1,947,778	39,132	11,808	1,896,838
Depreciation, amortization and accretion	1,018,077	246,103	2,735	769,239
Loss on asset disposals, net	30,841	2,274	-	28,567
(Gain) loss on sale of business and other exit costs, net	(300,656)	(301,959)	-	1,303
(Gain) loss on license sales and exchanges	(255,479)	-	-	(255,479)
Total operating expenses	4,665,877	33,095	31,690	4,601,092

Operating income	235,359	113,753	11,612	109,994

Investment and other income (expense)
Equity in earnings of unconsolidated entities	132,714	-	(5,651)	138,365
Interest and dividend income	9,092	-	-	9,092
Gain on investments	14,547	-	14,518	29
Interest expense	(98,811)	(219)	-	(98,592)
Other, net	(37)	-	7	(44)
Total investment and other income (expense)	57,505	(219)	8,874	48,850

Income before income taxes	292,864	113,534	20,486	158,844
Income tax expense (3)	126,043	44,923	16,708	64,412
Net income	166,821	68,611	3,778	94,432
Less: Net income attributable to noncontrolling interests, net of tax	24,894	-	4,372	20,522
Net income attributable to TDS shareholders	141,927	68,611	(594)	73,910
TDS Preferred dividend requirement	(49)	-	-	(49)
Net income available to common shareholders	$141,878	$68,611	$(594)	$73,861

Basic weighted average shares outstanding	108,490			108,490
Basic earnings per share attributable to TDS shareholders	$1.31			$0.68

Diluted weighted average shares outstanding	109,132			109,074
Diluted earnings per share attributable to TDS shareholders	$1.29			$0.67

Dividends per share to TDS shareholders	$0.51			$0.51

(1)     The “Divestiture Markets” column reflects amounts included in the “As Reported” column that are directly attributable to the transaction and are factually supportable.  The “Pro Forma” column reflects only amounts that are expected to have a continuing impact on the consolidated results.  During the three months and year ended December 31, 2013, TDS recognized a pre-tax gain of $3.2 million and $302.0 million, respectively, in (Gain) loss on sale of business and other exit costs, net as a result of the Divestiture Transaction.

(2)     The “NY1 & NY2” column reflects amounts included in the “As Reported” column that are directly attributable to the NY1 & NY2 Deconsolidation and are factually supportable.  The “Pro Forma” column reflects only amounts that are expected to have a continuing impact on the consolidated results.  In accordance with GAAP, as a result of the NY1 & NY2 Deconsolidation, TDS’ interest in the Partnerships was reflected in Investments in unconsolidated entities at fair value as of April 3, 2013.  Recording TDS’ interest in the Partnerships required allocation of the excess of the fair value over book value to customer lists, licenses, a favorable contract and goodwill of the Partnerships.  Amortization expense related to customer lists and the favorable contract will be recognized over their respective useful lives.  NY1 & NY2 Equity in earnings of unconsolidated entities represents TDS' share of NY1 & NY2 net income for the period based on TDS’ interests in the Partnerships less amortization expense related to customer lists and a favorable contract.  In addition, a non-cash pre-tax gain of $14.5 million was recognized in Gain (loss) on investments during the year ended December 31, 2013.

(3)     Income tax expense is based on TDS’ statutory tax rate applied to Income before income taxes for the Divestiture Markets.  NY1 & NY2 deferred income tax expense at TDS’ statutory rate was also recognized in the year ended December 31, 2013 as a result of increasing TDS’ interest in the Partnerships to fair value.